Exhibit 10.2

CUBIC CORPORATION

2015 INCENTIVE AWARD PLAN

STOCK PAYMENT AWARD GRANT NOTICE AND

STOCK PAYMENT AWARD AGREEMENT

Cubic Corporation, a Delaware corporation (the “Company”), pursuant to its 2015 Incentive Award Plan (the “Plan”), hereby grants to the participant listed below (“Participant”), an award (the "Award") of shares of the Company’s Common Stock (the “Shares”) indicated below. This Award is subject to all of the terms and conditions as set forth herein, in the Stock Payment Award Agreement attached hereto as Exhibit A (the “Stock Payment Award Agreement”) and in the Plan, each of which are incorporated herein by reference. Unless otherwise defined herein, the terms defined in the Plan shall have the same defined meanings in this Grant Notice and the Stock Payment Award Agreement.

Participant:	%%FIRST_NAME%-% %%MIDDLE_NAME%-% %%LAST_NAME%-%
Grant Date:	%%OPTION_DATE,'Month DD, YYYY'%-%
Number of Shares:	%%TOTAL_SHARES_GRANTED,'999,999,999'%-%
Vesting Schedule:	The Shares shall be fully vested on the Grant Date.

By electronically accepting this Grant Notice, Participant agrees to be bound by the terms and conditions of the Plan, the Stock Payment Award Agreement and this Grant Notice.  In addition, Participant explicitly acknowledges and agrees to be bound by the Restrictive Covenants set forth in Section 2.5 of the Stock Payment Award Agreement.  Participant has reviewed the Stock Payment Award Agreement, the Plan and this Grant Notice in their entirety, has had an opportunity to obtain the advice of counsel prior to executing this Grant Notice and fully understands all provisions of this Grant Notice, the Stock Payment Award Agreement and the Plan.  Participant has been provided with a copy or electronic access to a copy of the prospectus for the Plan. Participant hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Board (or any Committee to which administration of the Plan has been delegated by the Board) upon any questions arising under the Plan, this Grant Notice or the Stock Payment Award Agreement.  The Award is subject to the terms and conditions of the Plan which are incorporated herein by reference. In the event of any inconsistency between the Plan and the Stock Payment Award Agreement, the terms of the Plan shall control.

Participant acknowledges that his or her acceptance of the terms and conditions of the Plan, the Stock Payment Award Agreement and this Grant Notice by his or her electronic acceptance of the Grant Notice is a condition to the receipt of this Award.  As a result, unless otherwise determined by the Board (or any Committee to which administration of the Plan has been delegated by the Board), in the event Participant does not electronically accept this Grant Notice within ninety (90) days of the Grant Date, this Award shall be forfeited and Participant shall have no further rights thereto.

Participant acknowledges that Section 3.5 of the Stock Payment Award Agreement amends the governing law of Participant’s Invention & Secrecy Agreement (as defined in the Stock Payment Award Agreement) and hereby agrees to such amendment.

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EXHIBIT A

TO STOCK PAYMENT AWARD GRANT NOTICE

STOCK PAYMENT AWARD AGREEMENT

Pursuant to the Stock Payment Award Grant Notice (the “Grant Notice”) to which this Stock Payment Award Agreement (this “Agreement”) is attached, the Company has granted to Participant the Shares set forth in the Grant Notice, subject to all of the terms and conditions set forth in this Agreement, the Grant Notice and the Plan.

ARTICLE I

AWARD OF SHARES

1.1        Award of Shares.

(a)         Award.  In consideration of Participant’s past or continued employment or service with the Company or any Affiliate thereof and for other good and valuable consideration, the Company hereby grants to Participant the Shares set forth in the Grant Notice, subject to all of the terms and conditions set forth in this Agreement, the Grant Notice and the Plan.

(b)         Distribution of Shares.   The Shares shall be distributed to Participant within ten (10) days following the date on which Participant electronically accepts the Grant Notice.

(c)         Generally. Shares issued under the Award shall be issued to Participant, at the sole discretion of the Board (or any Committee to which administration of the Plan has been delegated by the Board), in either (i) uncertificated form, with the Shares recorded in the name of Participant in the books and records of the Company’s transfer agent with appropriate notations regarding the restrictions on transfer imposed pursuant to this Agreement; or (ii) certificate form.

1.2        Tax Withholding. Participant acknowledges that he or she has been informed that there will be a recognition of taxable income to Participant equal to the Fair Market Value of the Shares on the date such Shares are issued to Participant. The Company shall not be obligated to deliver any certificate representing the Shares to Participant or his or her legal representative unless and until Participant or his or her legal representative shall have paid or otherwise satisfied in full the amount of all federal, state, local and foreign taxes applicable with respect to the taxable income of Participant resulting from the issuance of the Shares or any other taxable event related to the Shares.

ARTICLE II

RESTRICTIONS

2.1        Rights as Stockholder. Neither Participant nor any person claiming under or through Participant shall have any of the rights or privileges of a stockholder of the Company in respect of any Shares issuable hereunder unless and until certificates representing such Shares (which may be in uncertificated form) will have been issued and recorded on the books and records of the Company or its transfer agents or registrars, and delivered to Participant (including through electronic delivery to a brokerage account). After such issuance, recordation and delivery, Participant shall have all the rights of a

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stockholder of the Company, including with respect to the right to vote the Shares and the right to receive any cash or share dividends or other distributions paid to or made with respect to the Shares.

2.2        Trading Restrictions.  The Company may establish periods from time to time during which Participant’s ability to engage in transactions involving the Company’s Common Stock is subject to specific restrictions (“Restricted Periods”).  Participant may be subject to restrictions giving rise to a Restricted Period for any reason that the Company determines appropriate, including, restrictions generally applicable to employees or groups of employees or restrictions applicable to Participant during an investigation of allegations of misconduct or conduct detrimental to the Company or any Affiliate by Participant.

2.3        Award Subject to Clawback.  The Shares are subject to forfeiture, recovery by the Company or other action pursuant to, in addition to the provisions set forth in Section 2.5 of this Agreement, any clawback or recoupment policy which the Company may adopt from time to time pursuant to laws or regulations, including without limitation, any such policy which the Company may be required to adopt under the Dodd-Frank Wall Street Reform and Consumer Protection Act and implementing rules and regulations thereunder, or as otherwise required by applicable law.

2.4        Conditions to Issuance of Shares or Settlement of Award.  The Company shall not be required to issue or deliver the Shares prior to the fulfillment of all of the following conditions:  (a) the admission of the Shares to listing on all stock exchanges on which such Shares are then listed, (b) the completion of any registration or other qualification of the Shares under any state or federal law or under rulings or regulations of the U.S. Securities and Exchange Commission or other governmental regulatory body, which the Board (or any Committee to which administration of the Plan has been delegated by the Board) shall, in its sole and absolute discretion, deem necessary and advisable, (c) the obtaining of any approval or other clearance from any state or federal governmental agency that the Board (or any Committee to which administration of the Plan has been delegated by the Board) shall, in its absolute discretion, determine to be necessary or advisable, and (d) the receipt by the Company of full payment of any applicable withholding tax in any manner permitted under Section 1.2 above.

2.5        Restrictive Covenants.

(a)         Forfeiture for Violation of Restrictive Covenants.  The grant of the Shares provided herein and Participant’s agreement to the Restrictive Covenants (as defined below) are intended to be mutually dependent promises and in the event Participant breaches or threatens to breach the Restrictive Covenants, then to the greatest extent permitted by applicable law: (i) any Shares issued pursuant to this Award during the time period that is twelve (12) months prior to and twelve (12) months following Participant’s Termination of Service that have not yet been sold by Participant shall be forfeited back to the Company for no consideration; and (ii) if Participant received Shares pursuant to this Award during the time period that is twelve (12) months prior to and twelve (12) months following Participant’s Termination of Service and subsequently sold the received Share(s), any gain represented by the fair market value of the Shares on the issuance date multiplied by the number of Shares issued to Participant shall be paid by Participant to the Company, in cash, without regard to any market price decrease or increase subsequent to the issuance of the Shares.

(b)         Certain Covenants.  Participant acknowledges that, to assist Participant in the performance of Participant’s duties, the Company agrees to provide and shall provide and has provided Participant with Confidential Information (as defined below) and materials.  Due to the sensitive nature of this Confidential Information, Participant acknowledges that the Company has legitimate business and competitive interests and legal rights to require non-disclosure of the Confidential Information to other companies and/or individuals and to require that the Confidential Information be used only for the benefit

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of the Company.  Therefore, in order to protect the Company’s Confidential Information and the Company’s business goodwill and competitive position, and in exchange for the Company providing Participant the consideration set forth herein, and in order to protect the value of the equity-based compensation provided to Participant in this Agreement, Participant agrees:

(i)          At any time during the term of Participant’s service to the Company and thereafter for so long as such Confidential Information remains confidential, other than by reason of its wrongful disclosure (whether directly or indirectly) by Participant, Participant will not use, disclose or allow to be disclosed to any person, firm, or corporation, the Company’s Confidential Information, unless previously authorized by the Company for use in the pursuit of Company business;

(ii)         During the term of Participant’s service to the Company (which for purposes of this Section shall be deemed to include any period for which Participant continues to be paid by the Company following termination or resignation) and for a period of twelve (12) months following Participant’s termination of service, whether voluntary or involuntary, Participant will not, anywhere in the world, directly or indirectly, compete with any portion of the Business (as defined below) of the Company in any way, or act as an officer, director, employee, consultant, lender, partner, trustee, member, shareholder, or agent of any person or entity that is engaged in any business in competition with the Business as now conducted by the Company or its Affiliates or in which the Company or its Affiliates becomes engaged during the term of Participant’s service to the Company, including, without limitation, any member of the Competitive Group.  Notwithstanding the foregoing, this clause (ii) shall not (A) preclude Participant from going to work for a separate business unit of any member of the Competitive Group that is not engaged in the Business, or (B) apply to services rendered by Participant in California after the date Participant’s service by the Company terminates (which for purposes of this Section shall be deemed to include any period for which Participant continues to be paid by the Company following termination or resignation); and

(iii)       Both during Participant’s service to the Company and for a period of twelve (12) months following Participant’s termination of service, whether voluntary or involuntary, Participant will not: (A) directly or indirectly solicit, entice, induce or attempt to induce or influence any employee or independent contractor of the Company to terminate or alter his, her or its relationship with the Company; and (B) provide any information about the Company’s employees or independent contractors to any other person for the purpose of assisting any third party to solicit the Company’s employees for outside employment.

(c)         Use of Certain Information.  Participant shall not knowingly use in his or her work for the Company, any ideas, processes, code, inventions, improvements, developments and discoveries subject to any right or obligation of a third party, including trade secrets, patents, copyrights, trademarks, or open source obligations.

(d)         Business Opportunities.  Participant will promptly disclose to the Company any business opportunity of which Participant becomes aware during his/her employment or service to the Company that relates to any products or services planned, under development, developed, produced or marketed by the Company.  Participant will not take advantage of or divert any such opportunity for his/her (or any other person or entity) own gain, profit or benefit, without the prior written consent of the Company.

(e)         Company Materials.  All Company Materials are the Company’s property and may not be copied or removed from the Company’s premises (physically or electronically), unless done for the sole benefit of the Company as part of Participant’s job responsibilities or expressly approved by an authorized representative of the Company, for the benefit of the Company.

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(f)         Return of Company Materials.  Immediately upon the Participant’s Termination of Service for any reason, or upon Company’s request at any other time, Participant will deliver to Company all Company Materials.  Participant shall not retain, copy, or remove (either physically or electronically) any Company Materials from Company premises, computers, or other electronic equipment or storage devices.

(g)         Definitions.  For purposes of this Section 2.5:

(i)          The term “Business” shall mean the business of providing integrated payment and information solutions and related services for intelligent travel applications to transportation and traffic management entities, as well as providing mission-centered training systems and services, C4ISR systems, intelligence, and cyber solutions for the United States and allied nations.

(ii)         The term “Confidential Information” or “Company Confidential Information” means all forms and types of business, technical, financial, economic, sales, marketing or customer information of the Company that Participant receives, develops or has access to as a result of his/her employment or service to the Company, which has not been previously disclosed to the general public by an authorized Company representative or customer, regardless of whether such information would be deemed a trade secret under applicable law.  Confidential Information shall be interpreted broadly and includes, but is not limited to, business strategies and plans, financial information, projections, pricing and cost information, proposals, lists of present or future customers, all information obtained from or about current or future customers, supplier lists and information, plans and results of research and development, reports, manuals, policies, personnel information (other than Participant’s own information), evaluations, designs, specifications, blueprints, drawings, patterns, compilations, formulas, programs, software, prototypes, methods, processes, devices, procedures, “Inventions,” special techniques of any kind peculiar to the Company’s operations, or other confidential or proprietary information or intellectual property related to the Business, products, services, or plans of the Company, whether tangible or intangible, and whether stored or memorialized physically, electronically, photographically, or in Participant’s memory.  This specifically includes all information the Company receives from customers or other third parties that is not generally known to the public or is subject to a confidentiality agreement.

(iii)       The term “Company” means the Company, its subsidiaries and its Affiliates.

(iv)        The term “Company Materials” means all forms of written or recorded information, data, or materials, including, but not limited to, documents, files, memoranda, notes, lists, as well as photographs, drawings, blueprints, and schematics (and all copies thereof) relating to the Company’s business, customers, suppliers, products or services, whether in tangible or electronic form (including items stored in computer memories, computer disks, thumb drives, CDs, or any other electronic means), whether made or compiled by Participant or others.

(v)         The term “Competitive Group” includes, but is not limited to, the following entities: ACS, Accenture, Active Exhaust, BAE Systems, Bering Sea Environmental, Boeing, Booz Allen Hamilton, DRS Training & Control Systems, Elbit Systems, Engility, General Dynamics, HP Enterprise Services, Information Assurance Specialist, IBM, Israeli Aircraft Industries, Kapsch-Group Beteiligungs, L-3, LG, Leidos, Lockheed Martin, Northrup Grumman, Raytheon, Rockwell Collins, Royal Imtech, Ruag, SAIC, Saab Training Systems, Scheidt and Bachmann, Thales, Xerox, Siemens, TransCore, Trapeze Group, IVU Traffic Technologies, Indra Sistemas, Init AG (and U.S. subsidiaries), Econolite Group, Trafficware, and Q-Free ASA (and U.S. subsidiaries), as well as any entity that is a successor to, acquires a majority of the assets of, or merges in whole or in part with any of the foregoing entities.

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(vi)        The term “Inventions” includes, but is not limited to, any creation, discovery, development, idea, technique, formula, method, process, use, apparatus, product, device, machine, composition, code, design, program, technical data, configuration of any kind, or improvements to any of these things, which is discovered, conceived, developed, made or produced by Participant (alone or in conjunction with others), whether or not patentable or registerable under patent, copyright or similar statutes.

(vii)       The term “Restrictive Covenants” means the restrictions set forth in this Section 2.5 or, if Participant is a party to an employment agreement with the Company, which agreement sets forth provisions regarding Confidential Information, non-solicitation or non-competition that are more restrictive than the provisions set forth in this Section 2.5, the provisions set forth in such employment agreement.

(h)         Reasonableness of Restrictions.  Participant has carefully read and considered the Restrictive Covenants, and, having done so, agrees and acknowledges that the Restrictive Covenants limit Participant’s ability to engage in competition during the period provided for above.  Participant expressly warrants and represents that these restrictions with respect to time and scope of activity are reasonable and necessary to protect the Confidential Information and the Company’s business goodwill and competitive position.

(i)          Remedies for Breach.  In the event of a breach of any of the Restrictive Covenants, in addition to the forfeiture provisions set forth in Section 2.5(a), the Company shall have the right to seek monetary damages for any such breach.  In addition, in the event of a breach or threatened breach of any of the Restrictive Covenants, the Company shall have the right to seek equitable relief, including specific performance by means of an injunction against Participant or against Participant’s partners, agents, representatives, servants, employers, employees, and/or any and all persons acting directly or indirectly by or with him or her, to prevent or restrain any such breach.

(j)          Blue Penciling.  In the event a court of competent jurisdiction determines that the geographic area, duration, or scope of activity of any restriction under this Agreement is more extensive than is necessary to protect the legitimate business interests of the Company and its affiliates or are otherwise unenforceable, the Company may, in its sole discretion, reform and modify the restrictions under this Agreement to the extent required to render them valid and enforceable under applicable law.

(k)         Defend Trade Secrets Act.  The federal Defend Trade Secrets Act of 2016 provides immunity in certain circumstances to employees, contractors, and consultants for limited disclosures of a company’s trade secrets. Specifically, employees, contractors, and consultants may disclose trade secrets: (i) in confidence, either directly or indirectly, to a federal, state, or local government official, or to an attorney, solely for the purpose of reporting or investigating a suspected violation of law; or (ii) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Additionally, employees, contractors, and consultants who file retaliation lawsuits for reporting a suspected violation of law may also: (A) disclose the trade secret to his/her attorney, and (B) use the information in related court proceeding, as long as the individual files documents containing the trade secret under seal, and does not otherwise disclose the trade secret except pursuant to court order.

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ARTICLE III

OTHER PROVISIONS

3.1        No Right to Continued Employment, Service or Awards.

(a)         Nothing in the Plan, the Grant Notice, or this Agreement shall confer upon Participant any right to continue in the employ or service of the Company or any Affiliate or shall interfere with or restrict in any way the rights of the Company and any Affiliate, which rights are hereby expressly reserved, to discharge or terminate the services of Participant at any time for any reason whatsoever, except to the extent expressly provided otherwise in a written agreement between the Company or any Affiliate and Participant.

(b)         The grant of the Award is a one-time benefit and does not create any contractual or other right to receive a grant of Awards or benefits in lieu of Awards in the future.  Future grants, if any, will be at the sole discretion of the Company.  In addition, the value of the Award is an extraordinary item of compensation outside the scope of any employment contract.  As such, the Award is not part of normal or expected compensation for purposes of calculating any severance, resignation, redundancy, end of service payments, bonuses, long-service awards, pension or retirement benefits or similar payments. The future value of the underlying Common Stock is unknown and cannot be predicted with certainty.

3.2        Adjustments. Participant acknowledges that the Award is subject to adjustment in the discretion of the Board (or any Committee to which administration of the Plan has been delegated by the Board) upon the occurrence of certain events as provided in this Agreement and Section 11 of the Plan.

3.3        Notices.  Any notice to be given under the terms of this Agreement to the Company shall be addressed to the Company in care of the Secretary of the Company at the Company’s corporate headquarters or to the then-current email address for the Secretary of the Company, and any notice to be given to Participant shall be addressed to Participant at the most recent physical or email address for Participant listed in the Company’s personnel records. By a notice given pursuant to this Section 3.3, either party may hereafter designate a different address for notices to be given to that party. Any notice shall be deemed duly given when sent via email or when sent by certified mail (return receipt requested) and deposited (with postage prepaid) in a post office or branch post office regularly maintained by the United States Postal Service.

3.4        Titles.  Titles are provided herein for convenience only and are not to serve as a basis for interpretation or construction of this Agreement.

3.5        Governing Law; Venue; Severability. The laws of the state in which Participant resides shall govern the interpretation, validity, administration, enforcement and performance of the terms of this Agreement regardless of the law that might be applied under principles of conflicts of laws. The parties agree that any suit, action, or proceeding arising out of or relating to the Plan or this Agreement shall be brought in the United States District Court for the Southern District of California (or should such court lack jurisdiction to hear such action, suit or proceeding, in a California state court in San Diego County, California) and that the parties shall submit to the jurisdiction of such court. The parties irrevocably waive, to the fullest extent permitted by law, any objection a party may have to the laying of venue for any such suit, action or proceeding brought in such court. THE PARTIES ALSO EXPRESSLY WAIVE ANY RIGHT THEY HAVE OR MAY HAVE TO A JURY TRIAL OF ANY SUCH SUIT, ACTION OR PROCEEDING. If any one or more provisions of this Agreement shall for any reason be held invalid or unenforceable, it is the specific intent of the parties that such provisions shall be modified to the minimum

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extent necessary to make it or its application valid and enforceable.    Notwithstanding anything to the contrary contained in the Participant’s Employee Inventions & Secrecy Agreement (the “Inventions & Secrecy Agreement”), Section 16 of such agreement is hereby amended to be consistent with this Section 3.5 and this constitutes an amendment of such Inventions & Secrecy Agreement to change the governing law of such agreement to be consistent with this Section 3.5 (with references therein to the “Agreement” to continue to be deemed references to the Inventions & Secrecy Agreement).

3.6        Conformity to Securities Laws. Participant acknowledges that the Plan, the Grant Notice and this Agreement are intended to conform to the extent necessary with all provisions of the Securities Act and the Exchange Act and any and all regulations and rules promulgated thereunder by the United States Securities and Exchange Commission, including, without limitation, Rule 16b-3 under the Exchange Act. Notwithstanding anything herein to the contrary, the Plan shall be administered, and the Awards are granted, only in such a manner as to conform to such laws, rules and regulations. To the extent permitted by applicable law, the Plan, the Grant Notice and this Agreement shall be deemed amended to the extent necessary to conform to such laws, rules and regulations.

3.7        Tax Representations. Participant has reviewed with Participant’s own tax advisors the federal, state, local and foreign tax consequences of this investment and the transactions contemplated by the Grant Notice and this Agreement. Participant is relying solely on such advisors and not on any statements or representations of the Company or any of its agents. Participant understands that Participant (and not the Company) shall be responsible for Participant’s own tax liability that may arise as a result of this investment or the transactions contemplated by this Agreement.

3.8        Successors and Assigns. The Company may assign any of its rights under this Agreement to single or multiple assignees, and this Agreement shall inure to the benefit of the successors and assigns of the Company. Subject to the restrictions on transfer set forth herein, this Agreement shall be binding upon Participant and his or her heirs, executors, administrators, successors and assigns.

3.9        Limitations Applicable to Section 16 Persons. Notwithstanding any other provision of the Plan or this Agreement, if Participant is subject to Section 16 of the Exchange Act, the Shares, the Plan and this Agreement shall be subject to any additional limitations set forth in any applicable exemptive rule under Section 16 of the Exchange Act (including any amendment to Rule 16b-3 of the Exchange Act) that are requirements for the application of such exemptive rule. To the extent permitted by applicable law, this Agreement shall be deemed amended to the extent necessary to conform to such applicable exemptive rule.

3.10      Amendment, Suspension and Termination. To the extent permitted by the Plan, this Agreement may be wholly or partially amended or otherwise modified, suspended or terminated at any time or from time to time by the Board (or any Committee to which administration of the Plan has been delegated by the Board); provided that, except as may otherwise be provided by the Plan, no amendment, modification, suspension or termination of this Agreement shall impair any rights or obligations under this Agreement in any material way without the prior written consent of Participant.

3.11      Paperless Administration.  By accepting this Award, Participant hereby agrees to receive documentation related to the Award by electronic delivery, such as a system using an internet website or interactive voice response, maintained by the Company or a third party designated by the Company.

3.12      Entire Agreement.  The Plan, the Grant Notice, this Agreement and the Inventions & Secrecy Agreement constitute the entire agreement of the parties and supersede in their entirety all oral, implied or written promises, statements, understandings, undertakings and agreements between the Company and Participant with respect to the subject matter hereof, including without limitation, the

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provisions of any employment agreement or offer letter regarding equity awards to be awarded to Participant by the Company, or any other oral, implied or written promises, statements, understandings, undertakings or agreements by the Company or any of its representatives regarding equity awards to be awarded to Participant by the Company. Notwithstanding the foregoing, Section 2.5 of this Agreement is in addition to and does not limit the effect of other agreements or understandings between Participant and the Company or any Affiliate with respect to matters addressed therein, including the Inventions & Secrecy Agreement or any other agreement with respect to prohibitions against solicitation and the protection of the Company’s trade secrets and confidential information and noncompetition and nonsolicitation covenants of Participant; provided, however, that to the extent the provisions of Section 2.5 of this Agreement are more restrictive that any such agreements, including the Inventions & Secrecy Agreement, Participant and the Company agree that the provisions of Section 2.5 of this Agreement shall govern.

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